EXHIBIT 5.1

                             [COMPANY'S LETTERHEAD]



                                February 13, 2002


The 3DO Company
100 Cardinal Way
Redwood City, CA 94063

            Re: The 3DO Company / Registration Statement on Form S-3

Gentlemen:

            In connection with the preparation and filing of a Form S-3 Registration Statement and its amendments with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the sale by certain selling stockholders of shares of Common Stock, par value $0.01 per share (the "Common Stock"), all of which are issued and outstanding, I have examined the originals or copies of corporate records, certificates of public officials and officers of the Company and other instruments relating to the authorization and issuance of such shares of Common Stock as I have deemed relevant and necessary for the opinion hereinafter expressed.

            On the basis of the foregoing, I am of the opinion that the issuance of the 2,416,162 shares of Common Stock have been duly authorized by the Board of Directors of the Company, and the shares are validly issued, fully paid and nonassessable.

             I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement, including the Prospectuses constituting a part thereof and any amendment thereto.


                                            Sincerely,


                                            /s/ James Alan Cook
                                            Executive Vice President
                                            And General Counsel